MantylaMCREYNOLDS LLC
The CPA. Never Underestimate The Value.SM

CONSENT OF INDEPENDENT REGISTERED ACCOUNTANTS

We consent to the incorporation in this Registration Statement on Form SB-2 of our report dated October 7, 2005, on our audit of the financial statements of Kubuk International, Inc. and Subsidiaries, formerly Bruce Grupo Diversion, SAC, as of December 31, 2004 and for the years ended December 31, 2004 and 2003. We also consent to the reference to our firm under the caption "Experts and Changes In and Disagreements with Accountants on Accounting and Financial Disclosure".

Mantyla McReynolds LLC

Mantyla McReynolds LLC
Salt Lake City, Utah
February 17, 2006

5872 South 900 East, Suite 250•Salt Lake City, Utah 84121•(801) 269-1818•Fax (801) 266-3481